Exhibit 2.1

ARTICLES OF INCORPORATION

OF

FULLPAC, INC.

Adopted in accordance with the provisions

of Section 78.035 of the Nevada Revised Statues

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Revised Statues and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Nevada”) hereby certifies that:

Article I

Name

The name of the corporation is FullPAC, Inc. (the “Corporation”).

Article II

Address

1.

The address of the registered office of the Corporation in the State of Nevada is 716 N. Carson St #B Carson City, NV 89701. The name of the registered agent at such registered office is Capitol Corporate Services, Inc.

2.	Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article III

Purpose

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Nevada.

Article IV

Capital Stock

1.

The aggregate number of shares of capital stock that the Corporation will have authority to issue is two hundred and sixty million (260,000,000) shares, which shall consist of (i) two hundred and fifty million (250,000,000) shares of Common Stock, having a par value of $0.0001 per share (the “Common Stock”) and (ii) ten million (10,000,000) shares of Preferred Stock, having a par value of $0.0001 per share (the “Preferred Stock”).

2.

No stockholder of the Corporation shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Corporation now or hereafter authorized.

3.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

4.	The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). No stockholder shall have the right to cumulate votes at any election of directors of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of these Articles of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

Article V

Incorporator

The name and mailing address of the incorporator of the Corporation are:

Maya Thomas

2801 N. Harwood St,

Suite 2300,

Dallas, TX 75201

Article VI

Corporate Matters

The affairs of the Corporation shall be managed by a Board of Directors. The number of directors of the Corporation shall be from time to time fixed by, or altered in the manner provided in, the Bylaws of the Corporation. The number of directors constituting the initial board of directors is one (1). The number of directors of the Corporation may be changed from time to time by a majority vote of the Board of Directors. The name of the first Director is as follows:

Travis Trawick

The mailing address of the directors is:

2129 General Booth Blvd,

Suite 103-277,

Virginia Beach, Virginia 23454

Article Vii

Amendments

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend, and repeal, from time to time, the Bylaws of the Corporation.

Article VIII

Duration of Existence

The Corporation will have a perpetual existence.

Article IX

Right to Amend

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article X

LIMITED Liability

1.	The liability of the directors or officers of the Corporation to the Corporation or its stockholders for monetary damages for acts or omissions occurring in their capacity as directors or officers shall be limited to the fullest extent permitted by the laws of the State of Nevada and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

2.	Any repeal or modification of this Articles of Incorporation shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.

Article XI

Indemnification and Insurance

1.

The Corporation shall have the power to indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans for amounts incurred by such person in connection with any such Proceeding to which such person was, is or may be a party by reason of such person’s position with the Corporation or service on behalf of the Corporation, when and to the fullest extent permitted or required by the laws of the State of Nevada and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

2.

By action of the Board of Directors, notwithstanding an interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation shall have the power to indemnify him or her against such liability under these provisions.

3.	Any repeal or modification of this Articles of Incorporation shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.

Article XII

Acquisition of Controlling Interest and

Combinations with Interested Stockholders

1.

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

2.	The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.

*******

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

By:	/s/ Maya Thomas
Name:	Maya Thomas
Title:	Incorporator